EXHIBIT 99 (i) 12

                                                             February 11, 2002

FOR RELEASE:      Immediately
CONTACT:          Denise D. VanBuren      (845) 471-8323

           Energy Industry Expert Joins CH Energy Group, Inc. Board

(Poughkeepsie, NY) Steven M. Fetter, Managing Director of the Global Power Group within the FitchRatings international rating agency, has been appointed to the CH Energy Group, Inc. Board of Directors. The former chairman of the Michigan Public Service Commission, Fetter is well known for his insights and knowledge regarding the restructuring of the electric and natural gas industries.

     "Steve's extensive experience in the restructuring of our business gives him a unique perspective on the on-going evolution of the energy industry. His keen strategic insight will be extremely helpful to us, particularly in the development of our regulated and unregulated business units," said Chairman of the Board and Chief Executive Officer Paul J. Ganci. "We welcome his expertise and his guidance in the critical years to come."

     Fetter serves as group manager of the combined New York and Chicago utility team at FitchRatings, and is responsible for interpreting the impact of regulatory and legislative developments on utility credit ratings. Prior to joining Fitch in 1993, he was Chairman of the Michigan Public Service Commission. He had earlier served as Acting Associate Deputy Under Secretary at the U.S. Department of Labor, Majority General Counsel to the Michigan Senate, Assistant Legal Counsel to the Governor of Michigan and as a litigation attorney in the Appellate Court Branch of the National Labor Relations Board.

     Fetter served as chairman of the board of the National Regulatory Research Institute at Ohio State University and was a member of the U.S. EPA/State of Michigan Relative Risk Analysis Project, the Federal Energy Regulatory Commission's Task Force on Natural Gas Deliverability, and the International Advisory Council of Eisenhower Fellowships. He was formerly on the adjunct faculty at American University's Washington College of Law. In 1991, he traveled to Japan as an Eisenhower Fellow to study that nation's utility structure.

     Fetter will stand for election at the corporation's Annual Meeting of Shareholders, to be held April 23, 2002. He holds both undergraduate and juris doctorate degrees
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from the University of Michigan.  The  49-year-old  resident of Fair Haven,  New
Jersey, and his wife, Bonnie, have three daughters.

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